Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Costco Wholesale Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333‑82782, 333-120523, 333‑129172, 333-135052, 333-150014, 333-151748, 333-165550, 333-180163, 333-187418, 333-202673, 333‑204739 and 333-218397) on Form S-8 and the registration statement (No. 333-207417) on Form S-3 of Costco Wholesale Corporation of our report dated October 25, 2018, with respect to the consolidated balance sheets of Costco Wholesale Corporation as of September 2, 2018 and September 3, 2017, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the 52-week period ended September 2, 2018, the 53-week period ended September 3, 2017, and the 52-week period ended August 28, 2016, and the related notes (collectively, the "consolidated financial statements"), which report appears in the September 2, 2018 annual report on Form 10‑K of Costco Wholesale Corporation.
Our report dated October 25, 2018, on the effectiveness of internal control over financial reporting as of September 2, 2018, expresses our opinion that Costco Wholesale Corporation did not maintain effective internal control over financial reporting as of September 2, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:
There were ineffective information technology general controls (ITGCs) in the areas of user access and program change-management over certain information technology (IT) systems that support the Company’s financial reporting processes. As a result, business process automated and manual controls that were dependent on the affected ITGCs were ineffective because they could have been adversely impacted. These control deficiencies were a result of: IT control processes lacked sufficient documentation; insufficient knowledge and training of certain individuals with IT expertise; and risk-assessment processes inadequate to identify and assess changes in IT environments and personnel that could impact internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington
October 25, 2018